SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                       SCHEDULE 14A--INFORMATION REQUIRED
                              IN A PROXY STATEMENT
                      ------------------------------------
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                      ------------------------------------

                           Filed by the Registrant [ ]
                 Filed by a Party other than the Registrant [X]
                      ------------------------------------

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6 (e) (2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Dairy Mart Convenience Stores, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                 Committee of Concerned Dairy Mart Shareholders
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per Unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total Fee Paid:

          ---------------------------------------------------------------------

[ ]  Fee Paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)       Amount Previously Paid:
                                           ------------------------------------
          (2)       Form, schedule or Registration Statement No.:
                                                                 ---------------
          (3)       Filing Party:
                                 -----------------------------------------------
          (4)       Date Filed:
                               -------------------------------------------------

                           THE COMMITTEE OF CONCERNED
                             DAIRY MART SHAREHOLDERS
                             -----------------------

FOR IMMEDIATE RELEASE
APRIL 19, 2000


         DISSATISFIED DAIRY MART SHAREHOLDERS ORGANIZE TO REPLACE BOARD

FORMER CEO LEADS EFFORT TO REPLACE FAILED LEADERSHIP, INCREASE SHAREHOLDER VALUE


(WINDSOR, CT) - Citing several consecutive years of losses totaling over $30 million, the Committee of Concerned Dairy Mart Shareholders today announced it will seek to replace the incumbent board of directors of Dairy Mart Convenience Stores (AMEX: DMC) at the company's upcoming annual meeting on May 25, 2000. Led by former Dairy Mart President and Chief Executive Officer Frank Colaccino, the Committee has filed preliminary proxy materials with the Securities and Exchange Commission.

Colaccino pointed to dismal performance over the five-year history of current management as clear evidence that the Dairy Mart board has not adequately served the interests of the Company's shareholders. Most recently, the Company announced its expectation of a net loss for the year and substantially reduced operating results for first quarter fiscal year 2001. "The Company has posted five losing years over the past six and seems to be well on its way to another disappointing performance," said Colaccino.

The Committee further stated in its preliminary proxy materials that, if elected, its director nominees would take immediate steps to increase stockholder value, including the exploration of a possible sale of Dairy Mart.


                                    -- More --

Colaccino was in charge of Dairy Mart as President and/or CEO from 1988 to 1994. During that time he transitioned the company from an acquisition mode to a focus on operational performance and achieved record sales and profits for the company. Colaccino severed his relationship with Dairy Mart in 1994 as a result of a dispute over future direction and control of the company. He is currently the President and CEO of The Colvest Group, LTD., an investment firm based in Connecticut.

The persons issuing this press release (the "Participants") have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with a proposed solicitation of proxies with respect to Dairy Mart. The Participants advise all Dairy Mart shareholders to read the Committee's preliminary proxy statement because it contains important information, including the identities of the Participants and a description of their interests. The preliminary proxy statement is available at no charge on the SEC's website at http://www.sec.gov.
------------------

The Participants are not currently soliciting proxies from Dairy Mart shareholders. Upon completion of the SEC-required waiting period, the Participants will send their definitive proxy materials to all Dairy Mart shareholders for their information in determining how they will vote their shares. The definitive proxy materials will also be available on the SEC website, or from the Committee.

Contacts:      Frank Colaccino
               Committee of Concerned Dairy Mart Shareholders
               (860) 688-3667 x-11

               Gene Sheehan
               Sullivan & LeShane Public Relations, Inc.
               (860) 560-0001
                                       ###